                                                                  Exhibit (d)(3)


May 13, 2004

E. Blake Moore, Jr., President
Nicholas-Applegate Institutional Funds, Inc.
600 West Broadway
San Diego CA 92101

RE: Fee Reductions

Dear Sir/Madam:

This letter is to set forth the agreement among Nicholas-Applegate Fund, Inc, (the "Fund"), Prudential Investments LLC ("PI"), and Nicholas-Applegate Capital Management LLC ("NACM") regarding the fees payable by the Fund to PI and by PI to NACM under investment advisory agreements with the Fund to reflect the waiver for a one-year period by NACM of certain subadvisory fees. Effective June 1, 2004, and for the succeeding twelve month period, PI and NACM respectively agree to the following annual fees payable under the advisory agreements with the
Fund:

                        PI                                              NACM
                        --                                              ----
                (paid by the Fund)                                  (paid by PI)

..95% on the first $25 million of average net            .75% on the first $25 million of average
assets                                                  net assets

..825% on the next $40 million                           .625% on the next $40 million

..70% thereafter                                         .50% thereafter

   If the foregoing agreement meets with your approval, then please indicate the Fund's agreement and acceptance by execution below.


Very Truly Yours,

PRUDENTIAL INVESTMENTS LLC                   NICHOLAS-APPLEGATE CAPITAL
                                             MANAGEMENT LLC


By: /s/ Grace Torres                         By: /s/ E. Blake Moore, Jr.
   -------------------------------              -----------------------------
    Name: Grace Torres                          Name: E. Blake Moore, Jr.
    Title: Vice President                       Title: Managing Director


                                             AGREED AND ACCEPTED:


                                             NICHOLAS-APPLEGATE FUND, INC.


                                             By: /s/ E. Blake Moore, Jr.
                                                -----------------------------
                                                Name: E. Blake Moore, Jr.
                                                Title: President